Exhibit 15

October 29, 2009

To the Board of Directors and Shareholders of Schering-Plough Corporation

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of Schering-Plough Corporation and subsidiaries (the “Company”) for the three and nine-month periods ended September 30, 2009 and 2008, as indicated in our report dated October 29, 2009; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, is incorporated by reference in Registration Statements No. 2-83963, No. 33-50606, No. 333-30331, No. 333-87077, No. 333-91440, No. 333-104714, No. 333-105567, No. 333-105568, No. 333-112421, No. 333-121089, No. 333-134281, No. 333-153542 and 333-162007 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 2-84723 on Form S-8, Post Effective Amendment No. 1 to Registration Statement No. 333-105567 on Form S-8, Registration Statements No. 333-12909, No. 333-30355 and No. 333-145055 on Form S-3 and Registration Statement No. 333-159371 on Form S-4.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/  Deloitte & Touche LLP

Parsippany, New Jersey